                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No.   )


      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14a-11(c) or Rule
                 14a-12


                  LUCENT TECHNOLOGIES INC.
------------------------------------------------------------
      (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the
                        Registrant)

Payment of Filing Fee (Check the appropriate box):


/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                -----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                -----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                -----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                -----------------------------------------------------------
           (5)  Total fee paid:
                -----------------------------------------------------------
/ /        Fee paid previously with preliminary materials: --------------
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                -----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                -----------------------------------------------------------
           (3)  Filing Party:
                -----------------------------------------------------------
           (4)  Date Filed:
                -----------------------------------------------------------

                                [COVER ART HERE]

HOW TO VOTE

    YOUR VOTE IS IMPORTANT. MOST SHAREOWNERS HAVE A CHOICE OF VOTING OVER THE INTERNET, BY TELEPHONE OR BY USING A TRADITIONAL PROXY CARD. PLEASE REFER TO YOUR PROXY CARD OR THE INFORMATION FORWARDED BY YOUR BANK, BROKER OR OTHER HOLDER OF RECORD TO SEE WHICH OPTIONS ARE AVAILABLE TO YOU.

ELECTRONIC ACCESS TO PROXY STATEMENT

    MOST SHAREOWNERS CAN VIEW FUTURE PROXY STATEMENTS AND ANNUAL REPORTS OVER THE INTERNET RATHER THAN RECEIVING PAPER COPIES IN THE MAIL. PLEASE REFER TO THE PROXY STATEMENT AND YOUR PROXY CARD FOR FURTHER INFORMATION.

REDUCE MULTIPLE MAILINGS


    IF YOU ARE A SHAREOWNER OF RECORD AND HAVE MORE THAN ONE ACCOUNT IN YOUR NAME OR THE SAME ADDRESS AS OTHER SHAREOWNERS OF RECORD, YOU CAN AUTHORIZE THE COMPANY TO DISCONTINUE MAILINGS OF MULTIPLE ANNUAL REPORTS. IF YOU ARE A SHAREOWNER OF RECORD VOTING OVER THE INTERNET OR BY TELEPHONE, FOLLOW THE INSTRUCTIONS PROVIDED AFTER YOU VOTE. SEE THE PROXY STATEMENT AND YOUR PROXY CARD FOR FURTHER INFORMATION.

                            LUCENT TECHNOLOGIES INC.

                              600 MOUNTAIN AVENUE
                         MURRAY HILL, NEW JERSEY 07974
             -----------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS
             -----------------------------------------------------


TIME........................  9:00 a.m. P.S.T.
                              Wednesday, February 16, 2000
PLACE.......................  Oakland Marriott City Center
                              Jewett Ballroom
                              1001 Broadway
                              Oakland, California 94607
ITEMS OF BUSINESS...........  (1) To elect a member of the Board of
                                  Directors, whose term is described in
                                  the proxy statement.
                              (2) To approve an amendment to the
                                  certificate of incorporation to
                                  increase the number of authorized
                                  common shares.
                              (3) To transact such other business,
                                  including consideration of shareowner
                                  proposals, as may properly come
                                  before the meeting and any
                                  adjournment thereof.
RECORD DATE.................  Holders of Lucent common stock of record at the close of business on December 21,
                              1999, are entitled to vote at the
                              meeting.
ANNUAL REPORT...............  The company's 1999 annual report, which is not a part of the proxy soliciting
                              material, is enclosed.
PROXY VOTING................  It is important that your shares be represented and voted at the meeting. You
                              can vote your shares by completing and
                              returning the proxy card sent to you.
                              Most shareowners can also vote their
                              shares over the Internet or by telephone.
                              If Internet or telephone voting is
                              available to you, voting instructions are
                              printed on the proxy card sent to you.
                              You can revoke a proxy at any time prior
                              to its exercise at the meeting by
                              following the instructions in the
                              accompanying proxy statement.



                                       PAMELA F. CRAVEN
                                       Vice President
                                       and Secretary

December 21, 1999

                               TABLE OF CONTENTS
           ----------------------------------------------------------


                                                               PAGE
                                                             --------
PROXY STATEMENT............................................      1

  Proxies and Voting Procedures............................      2
  Shareowners Entitled to Vote.............................      3
  Required Vote............................................      4
  Multiple Copies of Annual Report to Shareowners..........      4
  Electronic Access to Proxy Materials and Annual Report...      5
  Cost of Proxy Solicitation...............................      5
  Shareowner Communications................................      6
  Shareowner Account Maintenance...........................      6

GOVERNANCE OF THE COMPANY..................................      6

  Committees of the Board of Directors.....................      6
  Compensation of Directors................................      7
  Compensation Committee Interlocks and Insider
    Participation..........................................      8
  Relationship with Independent Public Accountants.........      9
  Section 16(a) Beneficial Ownership Reporting
    Compliance.............................................      9

BOARD OF DIRECTORS.........................................     10

  Nominee for Term Expiring in 2003........................     10
  Directors Whose Terms Will Expire in 2001................     11
  Directors Whose Terms Will Expire in 2002................     12

SHARE OWNERSHIP OF MANAGEMENT AND DIRECTORS................     13

DIRECTORS' PROPOSAL........................................     14

SHAREOWNER PROPOSALS.......................................     16

EXECUTIVE COMPENSATION.....................................     23

  Board Compensation Committee Report on Executive
    Compensation...........................................     23
  Performance Graph........................................     29
  Summary Compensation Table...............................     30
  Option Grants in Last Fiscal Year........................     32
  Aggregated Option Exercises in Last Fiscal Year and
    Fiscal Year-End Values.................................     33
  Pension Plans............................................     33
  Executive Employment Agreements and Other Relationships..     35

OTHER MATTERS..............................................     37

Lucent Technologies Inc.
Executive Offices                                  [LOGO]
600 Mountain Avenue
Murray Hill, New Jersey 07974

                                PROXY STATEMENT
           ----------------------------------------------------------

    We are providing these proxy materials in connection with the solicitation by the Board of Directors of Lucent Technologies Inc., of proxies to be voted at the company's 2000 Annual Meeting of Shareowners and at any meeting following adjournment thereof.


    You are cordially invited to attend the annual meeting on February 16, 2000, beginning at 9:00 a.m. P.S.T. Shareowners will be admitted beginning at 8:30 a.m. P.S.T. The meeting will be held in the Jewett Ballroom of the Oakland Marriott City Center, 1001 Broadway, Oakland, California 94607. The location is accessible to handicapped persons and we will provide wireless headsets for hearing amplification upon request.



    You will need an admission ticket to enter the meeting. If you are a shareowner of record, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the meeting in person, please retain the admission ticket. A map and directions to the meeting are printed on the admission ticket.


    If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the meeting in person, you can obtain an admission ticket in advance by sending a written request, along with proof of ownership, such as a bank or brokerage account statement, to our transfer agent, The Bank of New York, Church Street Station, P.O. Box 11009, New York, NY 10286. If you arrive at the meeting without an admission ticket, we will admit you if we are able to verify that you are a Lucent shareowner.

    Lucent's fiscal year begins on October 1 and ends September 30. References in this proxy statement to the year 1999 or fiscal 1999 refer to the twelve-month period from October 1, 1998 through September 30, 1999.

    We are mailing this proxy statement and accompanying forms of proxy and voting instructions to holders of the company's common stock on December 21, 1999, the record date for the meeting.

PROXIES AND VOTING PROCEDURES

    YOUR VOTE IS IMPORTANT. Because many shareowners cannot attend the meeting in person, it is necessary that a large number be represented by proxy. Most shareowners have a choice of voting over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for shareowners of record will close at 12:01 a.m. E.S.T. on February 16, 2000.

    You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting by ballot at the meeting. By providing your voting instructions promptly, you may save the company the expense of a second mailing.

    The Internet and telephone voting procedures are designed to authenticate shareowners by use of a control number and to allow you to confirm that your instructions have been properly recorded.

    The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the meeting.

    All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. IF YOU DO NOT INDICATE HOW YOUR SHARES SHOULD BE VOTED ON A MATTER, THE SHARES REPRESENTED BY YOUR PROPERLY COMPLETED PROXY WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS.

    If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the meeting.

SHAREOWNERS ENTITLED TO VOTE

    Shareowners at the close of business on the record date are entitled to notice of and to vote at the annual meeting.

    On October 1, 1999, there were 3,071,784,797 shares of common stock outstanding. Each share is entitled to one vote on each matter properly brought before the meeting.

    FOR BUYDIRECT-SM- PARTICIPANTS: If you are a participant in the BuyDIRECT dividend reinvestment and stock purchase plan, common shares held in your BuyDIRECT account are included on, and may be voted using, the proxy card sent to you. The plan's administrator is the shareowner of record of your plan shares and will not vote those shares unless you provide it with instructions, which you can do over the Internet, by telephone or by mail using the proxy card sent to you.

    FOR LUCENT PLAN PARTICIPANTS: If you are a participant in the Lucent INS 401(k) Plan, Lucent Long Term Savings Plan for Management Employees, Lucent Long Term Savings and Security Plan, Lucent Retirement Savings Plan, Lucent Employee Stock Purchase Plan, Lucent Long Term Savings and Security Employee Stock Ownership Trust, or Lucent Employee Stock Ownership Plan, you will receive one proxy card for all shares you own through those plans or in an Employee Stock Purchase Plan account. That proxy card will serve as a voting instruction card for the trustees or administrators of those plans where all accounts are registered in the same name. If you own shares through these plans or in an Employee Stock Purchase Plan account and do not vote, the plan trustees will vote the plan shares in the same proportion as shares for which instructions were received under each plan, and shares held in an Employee Stock Purchase Plan account will be voted in accordance with normal brokerage industry practices.

    If you hold Lucent stock through any other company's stock purchase or savings plan, you will receive voting instructions from that plan's administrator. Please sign and return those instructions promptly to assure that your shares are represented at the meeting.


    In accordance with Delaware law, a list of shareowners entitled to vote at the meeting will be available at the location of the annual meeting on February 16, 2000, and for 10 days prior to the meeting, between the hours of 9 a.m. and 4 p.m. P.S.T.


-SM- BuyDIRECT is a service mark of
 The Bank of New York

REQUIRED VOTE

    The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote generally for the election of Directors is necessary to constitute a quorum at the meeting. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.


    A plurality of the votes duly cast is required for the election of a Director (i.e., the nominee receiving the greatest number of votes will be elected). Abstentions and broker "non-votes" are not counted for purposes of the election of a Director.


    The affirmative vote of the holders of a majority of the outstanding common shares entitled to vote is required to approve the Directors' proposal to increase the number of authorized common shares. The affirmative vote of the holders of a majority of the common shares present in person or represented by proxy and entitled to vote is required to approve the shareowner proposals. An abstention is counted as a vote against the Directors' proposal and the shareowner proposals. A broker "non-vote" is counted as a vote against the Directors' proposal and is not counted for purposes of approving the shareowner proposals.

MULTIPLE COPIES OF ANNUAL REPORT TO SHAREOWNERS

    If you received more than one copy of our 1999 annual report and wish to reduce the number of reports you receive and save Lucent the cost of producing and mailing these reports, we will discontinue the mailing of reports on the accounts you select if you mark the designated box on the appropriate proxy card(s), or follow the instructions provided when you vote over the Internet or by telephone.

    At least one account at your address must continue to receive annual reports, unless you elect to view future annual reports and proxy statements over the Internet. Mailing of dividends, dividend reinvestment statements, proxy materials and special notices will not be affected by your election to discontinue duplicate mailings of the annual report. To discontinue or resume the mailing of an annual report for an account, please call the Lucent Shareowner Services toll-free number, 1-888-LUCENT6. If you own Lucent stock through a bank, broker or other holder of record and receive more than one Lucent annual report, contact the holder of record to eliminate duplicate mailings.

ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT


    This proxy statement and the 1999 annual report are available on Lucent's Internet site at HTTP://WWW.LUCENT.COM/INVESTOR. Most shareowners can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.


    If you are a shareowner of record, you can choose this option and save the company the cost of producing and mailing these documents by marking the appropriate box on your proxy card or by following the instructions provided if you vote over the Internet or by telephone. You can also choose between paper documents and electronic access by calling the Lucent Shareowner Services toll-free number, 1-888-LUCENT6.

    If you choose to view future proxy statements and annual reports over the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address of those materials. Your choice will remain in effect until you call the Lucent Shareowner Services toll-free number and tell us otherwise. You do not have to elect Internet access each year.

    If you hold your Lucent stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

    Most shareowners who hold their Lucent stock through a bank, broker or other holder of record and who elect electronic access will receive an e-mail next year containing the Internet address to use to access Lucent's proxy statement and annual report.

COST OF PROXY SOLICITATION


    Lucent will pay the cost of soliciting proxies. Proxies may be solicited on behalf of the company by Directors, officers or employees of the company in person or by telephone, facsimile or other electronic means. We have engaged the firm of Morrow & Co., Inc. to assist us in the distribution and solicitation of proxies. We have agreed to pay Morrow & Co., Inc. a fee of $17,000 plus expenses for these services.


    In accordance with the regulations of the Securities and Exchange Commission and the New York Stock Exchange, we will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Lucent stock.

SHAREOWNER COMMUNICATIONS
    You can obtain a transcript of the meeting by writing to Shareowner Meeting Transcript Requests, 600 Mountain Avenue, Room 3C-515, Murray Hill, New Jersey 07974.

    As a shareowner, your comments pertaining to any aspect of company business are welcome. Space is provided for this purpose on the proxy card given to shareowners of record. Although shareowner comments are not answered on an individual basis, they do assist us in understanding the concerns of shareowners.

SHAREOWNER ACCOUNT MAINTENANCE

    Our transfer agent is The Bank of New York. All communications concerning accounts of shareowners of record, including address changes, name changes, inquiries as to requirements to transfer Lucent stock and similar issues can be handled by calling the Lucent Shareowner Services toll-free number, 1-888-LUCENT6. For other company information, you can visit Lucent's Internet site at HTTP://WWW.LUCENT.COM.

                           GOVERNANCE OF THE COMPANY
           ----------------------------------------------------------

    Pursuant to the Delaware General Corporation Law and the company's by-laws, Lucent's business, property and affairs are managed under the direction of the Board of Directors. Members of the Board are kept informed of the company's business through discussions with the Chairman and officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

    During fiscal 1999, the Board held 12 meetings and the committees held a total of 10 meetings. The average attendance in the aggregate of the total number of Board and committee meetings was 98%.

COMMITTEES OF THE BOARD OF DIRECTORS

    During fiscal 1999, the Board of Directors had two ongoing committees: an Audit and Finance Committee and a Corporate Governance and Compensation Committee.

    The Audit and Finance Committee meets with management periodically to consider the adequacy of the company's internal controls and the objectivity of its financial reporting. The committee also meets with the independent auditors and with appropriate company financial personnel and internal auditors regarding these matters. Both the independent auditors and the internal auditors regularly meet privately with the committee and have unrestricted access to the committee. The Audit and Finance Committee recommends to the Board the appointment of the independent auditors. The Audit and Finance Committee reviews the company's financing plans and reports recommendations to the full Board for approval and to authorize action. The committee has a written charter. The members of the committee have reviewed the charter and believe that the committee complied with the charter in fiscal 1999. The Audit and Finance Committee met five times in fiscal 1999.

    The functions of the Corporate Governance and Compensation Committee include: recommending to the full Board nominees for election as Directors of the company, making recommendations to the Board from time to time as to matters of corporate governance, administering management incentive compensation plans, establishing the compensation of officers and reviewing the compensation of Directors. The committee will consider qualified candidates for Director suggested by shareowners in written submissions to Lucent's Corporate Secretary. The Corporate Governance and Compensation Committee met five times in fiscal 1999.

    Under Lucent's by-laws, nominations for Director may be made only by the Board or a Board committee, or by a shareowner entitled to vote who delivers notice to the Corporate Secretary of the company not less than 45 days nor more than 75 days prior to the first anniversary of the record date for the preceding year's annual meeting. For Lucent's annual meeting in the year 2001, we must receive this notice on or after October 7, 2000, and on or before November 6, 2000. You can obtain a copy of the full text of the by-law provision by writing to the Corporate Secretary, 600 Mountain Avenue, Room 3C-515, Murray Hill, New Jersey 07974.

COMPENSATION OF DIRECTORS

    Each non-employee Director receives annually a retainer of $100,000 and an option to purchase 5,000 shares of Lucent stock. The Chairman of each committee described in the previous section receives an additional retainer of $10,000. Directors may elect to receive between 50% and 100% of their retainer in Lucent stock or an option to purchase Lucent stock or a combination of stock and an option. Any remainder will be paid in cash. Any option elected will enable the Director to purchase a number of shares equal to three times the number of shares that could have been purchased with the portion of the retainer elected to be received as an option. The exercise price per share under the option will be the fair market value of a share on the date of grant. Options will generally become exercisable on the six-month anniversary of the date of grant and have a 10-year term.

    Under the company's Deferred Compensation Plan, non-employee Directors may defer all or a portion of their cash and stock compensation to a deferred compensation account. Deferred compensation plan accounts have two components. The first is a Lucent stock portion. The second is a cash portion. Directors can defer receipt of cash retainers to either portion of their accounts. The stock portion of a retainer can be deferred only to the Lucent stock portion of an account. The value of the Lucent stock portion of an account fluctuates based on changes in the price of Lucent stock. Dividend equivalents are credited on the Lucent stock portion of accounts. The cash portion of an account earns interest, compounded quarterly, at an annual rate equal (a) to 120% of the average interest rate for 10-year U.S. Treasury notes for the previous quarter, in the case of deferrals after October 1, 1997, and (b) to the average interest rate for 10-year U.S. Treasury notes for the previous quarter plus 5%, in the case of deferrals on or before that date. Interest rates for deferrals to the cash account may be revised by the Board.

    All distributions from the Lucent stock portion of an account will be made in Lucent stock, unless the company decides otherwise. In the event of a Potential Change in Control, as defined in the plan, the plan will be supported by a benefits protection grantor trust, the assets of which will be subject to the claims of the company's creditors.

    Lucent also maintains a general insurance policy that provides non-employee Directors with travel accident insurance when on company business. An individual who became a non-employee director before 1999 may purchase life insurance under a company program pursuant to which the company will pay a portion of the premium. The amount paid by the company is to be returned to the company no later than following the death of the individual. This benefit will continue after the non-employee Director's retirement from the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    In fiscal 1999, all of our independent Directors served on the Corporate Governance and Compensation Committee. Franklin A. Thomas was the

Chairman of the committee. The other committee members were: Paul A. Allaire, Carla A. Hills, Drew Lewis, Paul H. O'Neill, Donald S. Perkins and John A. Young. Patricia F. Russo, Executive Vice President and CEO, Service Provider Networks, is a director of Xerox Corporation, of which Mr. Allaire is currently Chairman of the Board. During fiscal 1999, Mrs. Russo was also a member of the Executive Compensation and Benefits and Nominating Committees of Xerox.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    Upon recommendation of the Audit and Finance Committee, the Board has reappointed PricewaterhouseCoopers LLP as the independent public accounting firm to audit our financial statements for the fiscal year beginning October 1, 1999.

    Representatives of PricewaterhouseCoopers will be present at the meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers to file reports of holdings and transactions in Lucent stock with the Securities and Exchange Commission and the New York Stock Exchange. Based on our records and other information, we believe that all Securities and Exchange Commission filing requirements applicable to our Directors and executive officers with respect to fiscal 1999 were met.

                               BOARD OF DIRECTORS
           ----------------------------------------------------------



    The Board of Directors is divided into three classes currently consisting of three Directors each, whose terms expire at successive annual meetings. This year, Messrs. Drew Lewis and Donald S. Perkins will be retiring from the Board after the annual meeting. Messrs. Lewis and Perkins have been Directors of the company since 1996 and we are grateful to them for their counsel and business advice. Following their retirement, one of the classes of Directors will consist of one Director.



    We have nominated Mrs. Carla A. Hills, the remaining Director in the class of Directors whose terms expire at the annual meeting, for a three-year term that will expire at our annual meeting in the year 2003. You can find the principal occupation and other information about Mrs. Hills below.



    The persons named in the proxy card intend to vote such proxy for the election of Mrs. Hills, unless you indicate that your vote should be withheld. They will not vote for additional directors. If elected, Mrs. Hills will continue in office until her successor has been duly elected and qualified, or until the earlier of her death, resignation or retirement. We expect Mrs. Hills to be able to serve if elected.



    The Board of Directors may, following the annual meeting, increase the size of the Board and fill any resulting vacancy or vacancies. We recently amended the company's by-laws so that if the Board of Directors increases the size of the Board and elects a new Director to fill the resulting vacancy, the new Director must stand for election at the next year's annual meeting.



    Beginning on the next page you can find the principal occupation and other information about the Directors whose terms of office will continue after the annual meeting. You can find information about the Lucent stock ownership of Mrs. Hills and those other Directors on page 13.



    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR MRS. HILLS FOR ELECTION AS A DIRECTOR.


    ------------------------------------------------------------------------


                       NOMINEE FOR TERM EXPIRING IN 2003
           ----------------------------------------------------------



                        CARLA A. HILLS, Director of Lucent since 1996.
[PHOTO]                 Chairman and Chief Executive Officer of Hills &
                        Company (international consultants) since 1993,
                        United States Trade Representative (1989 -1993).
                        Director of American International Group, Inc.,
                        Chevron Corp. and Time Warner Inc. Committees:
                        Member of the Corporate Governance and
                        Compensation Committee. Age: 65.

----------------------------------------------------------------

                   DIRECTORS WHOSE TERMS WILL EXPIRE IN 2001
           ----------------------------------------------------------


                        RICHARD A. MCGINN, Chairman of the Board and
[PHOTO] Chief Executive Officer of Lucent since 1998, and Chief Executive Officer and President of
                        Lucent (1997 -1998). President and Chief
                        Operating Officer of Lucent from 1996 to 1997 and Director of Lucent since 1996. Executive
                        Vice President of AT&T and Chief Executive
                        Officer of the AT&T Network Systems Group
                        (1994 -1996). Director of Oracle Corporation and American Express Company. Age: 53.

                                 ----------------------------

                        PAUL H. O'NEILL, Director of Lucent since
[PHOTO]                 1996. Chairman of the Board of Alcoa Inc.
                        (production of aluminum) since 1987. Chief
                        Executive Officer of Alcoa Inc. (1987 -1999).
                        Chairman of the Rand Corporation. Director of
                        Eastman Kodak Company, the National
                        Association of Securities Dealers, Inc., the
                        Gerald R. Ford Foundation and Manpower
                        Demonstration Research Corporation.
                        Committees: Member of the Audit and Finance and Corporate Governance and Compensation
                        Committees. Age: 64.

                                 ----------------------------

                        FRANKLIN A. THOMAS, Director of Lucent since
[PHOTO]                 1996. Consultant to the TFF Study Group since
                        1996 (a non-profit initiative assisting
                        development in southern Africa). Retired
                        President of The Ford Foundation (1979 -1996).
                        Director of Alcoa Inc., Citigroup N.A., Conoco
                        Inc., Cummins Engine Company, Inc. and
                        PepsiCo, Inc. Committees: Chairman of the
                        Corporate Governance and Compensation
                        Committee and Member of the Audit and Finance
                        Committee. Age: 65.

----------------------------------------------------------------

                   DIRECTORS WHOSE TERMS WILL EXPIRE IN 2002
           ----------------------------------------------------------


                        PAUL A. ALLAIRE, Director of Lucent since
[PHOTO]                 1996. Chief Executive Officer of Xerox
                        Corporation (1990 -1999). Chairman of the
                        Board of Xerox Corporation (document
                        processing services and products) since 1991.
                        Director of Sara Lee Corp., SmithKline Beecham p.l.c., J.P. Morgan & Co. and priceline.com
                        Incorporated. Committees: Member of the Audit and Finance and Corporate Governance and Compensation Committees. Age: 61.

                                 ----------------------------

                        HENRY B. SCHACHT, Director of Lucent since
[PHOTO]                 1996. Chairman of the Board of Lucent from
                        1996 to 1998. Chief Executive Officer of
                        Lucent from 1996 to 1997. Chairman
                        (1977 -1995) and Chief Executive Officer
                        (1973 -1994) of Cummins Engine Company, Inc.
                        Director and Senior Advisor, E.M. Warburg,
                        Pincus & Co., LLC. Director of The Chase
                        Manhattan Corporation and The Chase Manhattan
                        Bank, N.A., Alcoa Inc., Cummins Engine
                        Company, Inc., Johnson & Johnson, Knoll, Inc.
                        and The New York Times Co. Age: 65.

                                 ----------------------------

                        JOHN A. YOUNG, Director of Lucent since 1996.
[PHOTO]                 Vice-Chairman of SmithKline Beecham p.l.c.
                        since January 1999. Vice-Chairman of Novell,
                        Inc. since 1997. Retired President and Chief
                        Executive Officer of Hewlett-Packard Company
                        (manufacturer of measurement and computation products) (1978 -1992). Director of Wells
                        Fargo Bank, Wells Fargo & Co., Chevron Corp.,
                        SmithKline Beecham p.l.c., Affymetrix, Inc.
                        and Novell, Inc. Committees: Member of the
                        Corporate Governance and Compensation
                        Committee. Age: 67.

                  SHARE OWNERSHIP OF MANAGEMENT AND DIRECTORS
           ----------------------------------------------------------


    The following table sets forth information concerning the beneficial ownership of the company's common stock as of October 1, 1999, for: (a) each Director and the nominee for Director; (b) the four most highly compensated executive officers who are not also Directors; and (c) the Directors and executive officers as a group. Except as otherwise noted, the named individual or family members had sole voting and investment power with respect to such securities.



                                    COMMON STOCK
                                    AND OPTIONS         OTHER
                                    BENEFICIALLY     COMMON STOCK
              NAME                  OWNED(1)(2)     EQUIVALENTS(3)        TOTAL
---------------------------------  --------------   --------------   ---------------
               (a)
Richard A. McGinn                    2,095,220(4)     1,316,400         3,411,620
Paul A. Allaire                         52,312                0            52,312
Carla A. Hills                          18,550           51,383            69,933
Drew Lewis                              85,000(5)        23,292           108,292
Paul H. O'Neill                          9,000           12,827            21,827
Donald S. Perkins                       27,925           35,348            63,273
Henry B. Schacht                     1,165,754           12,657         1,178,411
Franklin A. Thomas                       9,718           44,741            54,459
John A. Young                            5,000           13,543            18,543
               (b)
Daniel C. Stanzione                  2,231,648(6)       700,546         2,932,194
Ben Verwaayen                                2          472,000           472,002
Donald K. Peterson                     956,272          504,301         1,460,573
Patricia F. Russo                    1,111,754          563,848(7)      1,675,602
               (c)
Directors and Executive
Officers as a Group (14 persons)     8,294,941        4,053,464        12,348,405


FOOTNOTES

(1) No individual Director or officer identified above beneficially owns 1% or more of Lucent's outstanding common stock, nor do the Directors and executive officers as a group. The company does not know of any person who beneficially owns more than 5% of the outstanding common stock.


(2) Includes beneficial ownership of the following numbers of shares that may be acquired within 60 days pursuant to stock options awarded under company stock plans: 5,000 shares each by Messrs. Allaire, Lewis, O'Neill, Perkins and Young; 7,954 shares by Mrs. Hills; 8,250 shares by Mr. Thomas; 1,162,042 shares by Mr. Schacht; 2,067,384 shares by Mr. McGinn; 2,194,472 shares by Mr. Stanzione; 956,270 shares by Mr. Peterson; 1,111,420 shares by
    Mrs. Russo and 8,057,902 shares by the Directors and executive officers as a group.



(3) Includes restricted stock units and amounts held in Lucent stock accounts under the company's Deferred Compensation Plan. The value of these accounts depends directly on the market price of shares.



(4) Includes 27,734 shares held by a charitable foundation over which Mr. McGinn has shared voting and investment power.



(5) Subsequent to October 1, 1999, Mr. Lewis made charitable donations of 20,000 shares.



(6) Subsequent to October 1, 1999, Mr. Stanzione exercised stock options covering 200,000 shares and sold the shares he acquired.



(7) Subsequent to October 1, 1999, a restricted stock unit award vested, resulting in the issuance to Mrs. Russo of 65,448 shares and the withholding by Lucent of 23,856 shares to pay applicable withholding taxes.

                  DIRECTORS' PROPOSAL TO APPROVE AN AMENDMENT
                      TO THE CERTIFICATE OF INCORPORATION
                      TO INCREASE AUTHORIZED COMMON STOCK
           ----------------------------------------------------------


    The Board of Directors believes that it is in Lucent's best interest to amend the company's certificate of incorporation to increase the number of shares of common stock the company is authorized to issue from 6 billion to 10 billion.


    As of October 1, 1999, approximately 3.1 billion of Lucent's 6 billion currently authorized common shares were issued and outstanding. Of the remaining authorized shares, approximately 800 million were reserved for issuance in connection with the company's stock-based compensation plans.


    During 1998 and 1999, we effected 2-for-1 stock splits following significant increases in the market price for Lucent stock. In the event the Board determined that it would again be appropriate to effect a stock split, the current number of authorized shares of common stock that are not outstanding or reserved is not sufficient to enable the company to complete another 2-for-1 stock split. Although we cannot guarantee that Lucent's stock price will continue to rise or that the Board would declare a stock split at any specific price or at all, the Board believes that the increase in the number of authorized shares will provide us with the flexibility necessary to maintain a reasonable stock price through future stock splits (effected in the form of a stock dividend) without the expense of a special shareowner meeting or having to wait until the next annual meeting.


    During fiscal 1999, Lucent continued to acquire companies as part of its strategy to broaden its portfolio of product offerings, to augment its technological capabilities and to expand its geographic markets and distribution channels. As part of this strategy, we may acquire additional companies for these and other business reasons. From time to time, we pay for acquisitions with Lucent stock. The Board believes that the proposed increase in the number of authorized shares is desirable to maintain the company's flexibility in choosing how to pay for acquisitions and other corporate actions such as equity offerings to raise capital and adoption of additional benefit plans. The Board will determine the terms of any such issuance of additional shares.

    If this proposal is approved, all or any of the authorized shares may be issued without further shareowner action (unless such approval is required by applicable law or regulatory authorities) and without first offering those shares to the shareowners for subscription. The issuance of shares otherwise than on a pro-rata basis to all shareowners would reduce the proportionate interest in the company of each shareowner.

    We have not proposed the increase in the authorized number of shares with the intention of using the additional shares for anti-takeover purposes, although we could theoretically use the additional shares to make more difficult or to discourage an attempt to acquire control of the company.

    If this proposal is approved, Section 1 of Article IV of the certificate of incorporation will be amended to read as follows:

    Section 1. The Corporation shall be authorized to issue 10,250,000,000 shares of capital stock, of which 10,000,000,000 shares shall be shares of Common Stock, $.01 par value ("Common Stock"), and 250,000,000 shares shall be shares of Preferred Stock, $1.00 par value ("Preferred Stock").

    We do not have any current plans, agreements or understandings for stock issuances which in the aggregate would involve the use of a number of shares that exceeds the amount currently authorized but unissued.


    The Board has unanimously adopted resolutions setting forth the proposed amendment to the certificate of incorporation, declaring its advisability and directing that the proposed amendment be submitted to the shareowners for their approval at the annual meeting. If approved by the shareowners, the amendment will become effective upon filing of an appropriate certificate with the Secretary of State of the State of Delaware.


    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREOWNERS VOTE FOR THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREOWNERS SPECIFY OTHERWISE IN THEIR PROXIES.

                              SHAREOWNER PROPOSALS
           ----------------------------------------------------------


    Any shareowner who intends to present a proposal at the annual meeting in the year 2001 must deliver the proposal to the Corporate Secretary at 600 Mountain Avenue, Murray Hill, New Jersey 07974, not later than:



    - August 23, 2000, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934



    - On or after October 7, 2000, and on or before November 6, 2000, if the proposal is submitted pursuant to Lucent's by-laws, in which case we are not required to include the proposal in our proxy materials.


                          SHAREOWNER PROPOSAL NUMBER 1
        ----------------------------------------------------------------

    MRS. EVELYN Y. DAVIS, HAVING AN OFFICE AT THE WATERGATE OFFICE BUILDING, SUITE 215, 2600 VIRGINIA AVENUE, N.W., WASHINGTON, D.C. 20037, OWNER OF 400 SHARES, HAS PROPOSED THE ADOPTION OF THE FOLLOWING RESOLUTION AND HAS FURNISHED THE FOLLOWING STATEMENT IN SUPPORT OF HER PROPOSAL:

RESOLVED: "That the stockholders of Lucent Technologies recommend that the Board of Directors take the necessary steps to instate the election of directors ANNUALLY, instead of the stagger system which was recently adopted."

REASONS:

    "The great majority of New York Stock Exchange listed corporations elect all their directors each year."

    "This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board."

    "Last year the owners of 356,298,827 shares, representing approximately 41.4% of shares voting, voted FOR this proposal."

    "If you AGREE, please mark your proxy FOR this resolution."

                                COMPANY RESPONSE
        ----------------------------------------------------------------

    YOUR DIRECTORS RECOMMEND A VOTE AGAINST THIS PROPOSAL.

    The Board of Directors continues to believe that this proposal is not in the best interests of Lucent or its shareowners.

    The proponent believes that the Board should be more accountable to shareowners. The Board continues to believe that Directors who are elected to three-year terms are just as accountable to shareowners as Directors who are elected on an annual basis. We have fiduciary duties that do not depend on how often we are elected. During the past year, we took the following actions to further the accountability of the Board to the shareowners:

- We implemented a performance evaluation process, through which Directors candidly assess the effectiveness of the Board and identify areas requiring improvement or change.

- We implemented a new compensation program that directly aligns the Directors' interests with those of the shareowners by requiring that a substantial portion of each Director's retainer be paid in stock or an option to purchase Lucent stock. In fiscal 1999, the majority of the eligible Directors elected to take their entire retainer in stock or an option to purchase stock.

- We amended the company's by-laws to provide that a Director who is appointed by the board must stand for election by the shareowners at the next annual meeting, regardless of whether that Director's class would otherwise be standing for election.

    The Board also continues to believe that having a staggered board assures continuity and stability of the company's business strategies and policies. This is especially important in light of the fast-paced, competitive industry in which Lucent operates. Because at least two shareowner meetings would be required to effect a change in control of the Board, a majority of directors at any given time will be familiar with the company's business strategy through service as a Director. In addition, in the event of an unfriendly or unsolicited takeover proposal, the staggered system gives the Board the greatest opportunity to negotiate with a third party or to consider other alternatives that would maximize shareowner value.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS SHAREOWNER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREOWNERS SPECIFY OTHERWISE IN THEIR PROXIES.

                          SHAREOWNER PROPOSAL NUMBER 2
        ----------------------------------------------------------------

    THE GENERAL PENSION BOARD OF THE UNITED METHODIST CHURCH WITH AN ADDRESS OF 1201 DAVIS STREET, EVANSTON, IL 60201-4118, BENEFICIAL OWNER OF 1,096,072 SHARES, HAS PROPOSED THE ADOPTION OF THE FOLLOWING RESOLUTION AND HAS FURNISHED THE FOLLOWING STATEMENT IN SUPPORT OF ITS PROPOSAL:

    RESOLVED, that the shareholders of the Corporation request that the board of directors adopt and implement a policy requiring all proxies, ballots and voting tabulations that identify how shareholders voted be kept confidential, except when disclosure is mandated by law, or such disclosure is expressly requested by a shareholder, or during a contested election for the board of directors, and that the tabulators and the inspectors of election be independent and not the employees of the Corporation.

STATEMENT IN SUPPORT

    The confidential ballot is fundamental to the American political system. The reason for this protection is to ensure that voters are not subjected to actual or perceived coercive pressure. We believe that this fundamental principle of the confidential ballot should be applied to public corporations. While we make no imputation that our company's management has acted coercively, the existence of this possibility is sufficient to justify confidentiality.

    Many excellent companies, such as Coca-Cola Co., Dow Chemical, Georgia-Pacific Corp., Gillette, Kimberly Clark, Louisiana Pacific, and Quaker Oats, use confidential voting. The number of companies now using some form of confidential voting is up to 174 out of 1800 companies in, the Investor Responsibility Research Center's (IRRC) current research universe. About 29 percent of Standard & Poor's 500 companies use some form of secret ballot. (IRRC, March 1997)

    In 1997, the Investor Responsibility Research Center also reported that confidential voting wins more support from institutional investors surveyed by IRRC than any other shareholder proposal. In IRRC's 1996 survey, 42 of the 56 institutions responding to the question (or 75 percent) said they consistently support confidential voting resolutions.

    This resolution would permit shareholders to voluntarily disclose their vote to management by expressly requesting such disclosure on their proxy cards. Additionally, shareholders may disclose their vote to any other person they choose. This resolution would merely restrict the ability of the corporation to have access to the vote of its shareholders without their specific consent.

    Many shareholders believe confidentiality of ownership is ensured when shares are held in street or nominee name. This is not always the case. Management has various means of determining actual (beneficial) ownership. For instance, proxy solicitors have elaborate databases that can match account numbers with the identity of some owners. Moreover, why should shareholders have to transfer their shares to nominees in an attempt to maintain confidentiality? In our opinion this resolution is the only way to ensure a secret ballot for all shareholders irrespective of how they choose to hold their shares.

                                COMPANY RESPONSE
        ----------------------------------------------------------------

    YOUR DIRECTORS RECOMMEND A VOTE AGAINST THIS PROPOSAL.

    Lucent has a policy on confidential voting. We believe it provides appropriate protections of privacy for individual and institutional shareowners. Our policy is:

    - LUCENT HAS INDEPENDENT INSPECTORS OF ELECTION. The Board of Directors appoints independent, non-employee inspectors of election for each shareowner meeting. We have followed this policy for each shareowner meeting we have held.

    - INDIVIDUAL VOTES ARE KEPT CONFIDENTIAL. We do not attempt to determine how individual shareowners, including employees, vote regardless of whether they own their shares in their own name or through a broker.

    - WE HAVE LIMITED ACCESS TO INSTITUTIONAL VOTING RECORDS. Unlike the American political process, where every voter has one vote, our corporate voting gives more votes to those who hold more shares. Institutional shareowners include banks, public and private pension funds and mutual funds. Because some of our institutional investors hold significant positions in Lucent stock, whether and how these institutions vote could materially affect the outcome of voting on a particular issue. In view of the influence of these institutions and their public responsibility, as well as their importance to Lucent as investors, we want to have the ability to determine how an institution voted and engage in a dialogue with that institution regarding its concerns.

    Access to institutional investor voting records is restricted to the Corporate Secretary and her staff as well as our Investor Relations professionals who interact with our institutional investors on a regular basis. The individuals use the records, if at all, only in connection with voting at a meeting. Our business executives who may have contact with institutional shareowners as customers, suppliers or otherwise, are not informed of or given access to these results. We believe that the method by which we restrict access affords an appropriate measure of confidentiality for our institutional investors.


    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS SHAREOWNER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREOWNERS OTHERWISE SPECIFY IN THEIR PROXIES.

                          SHAREOWNER PROPOSAL NUMBER 3
        ----------------------------------------------------------------

    MARK SEIDENBERG, WITH AN ADDRESS OF P.O. BOX 6102, WOODLAND HILLS, CA 91365, BENEFICIAL OWNER OF 128 SHARES, HAS PROPOSED THE ADOPTION OF THE FOLLOWING RESOLUTION AND HAS FURNISHED THE FOLLOWING STATEMENT IN SUPPORT OF HIS PROPOSAL:

    The stockowners recommend the Board of Directors adopt these policies for all dealings with China:

    1. Goods or services produced in whole or in part by slave or forced labor shall not be acceptable for delivery to the corporation, its subsidiaries, affiliates, or joint ventures. A suitable certificate of origin shall be required.

    2. Goods provided by the corporation, its subsidiaries, affiliates or joint ventures shall not be sold to or otherwise provided to any facility utilizing slave or forced labor. A suitable certificate of use shall be required.

    3. The right of on-site inspection to determine the existence of slave or forced labor shall be vigorously pursued.

    4. The corporation shall cooperate promptly, energetically, and fully with the United States government and any international organization in their laws or policies to discourage the use of slave or forced labor.

SUPPORTING STATEMENT

    This is the third year Lucent has had to adopt this anti-slave labor policy, but so far Lucent management has failed to adopt any of the effective forms listed below. The vote last year was up 40% from the previous year, and with your vote it will go higher.

    The arrest and expulsion of American Harry Wu by the Communist Chinese in 1995 was a wake-up call. He has tirelessly exposed the Chinese "laogai".

    Slave and forced labor are widespread in China. China's laogai camps and factories include about 8,000,000 forced laborers. They produce numerous products, including sophisticated machinery and electronics, and much of it is intended for export. The State of California has passed a law refusing to buy slave-made goods from overseas. Similar bills are pending in New York, Indiana and Hawaii.

    Lucent has multi-million dollar deals with China but has no comprehensive anti-slave labor policies, as proposed by this resolution. Here's what Lucent's current policy lacks:

-- No by-law or corporate article includes it.

-- No board resolution includes it.

-- No agreement with joint ventures or affiliates includes it.

-- No specific written guidelines for buyers, sales personnel, or other employees or agents covers all sales or purchases.

-- No standard clause on it is in all purchase or sales contracts.

-- No specific penalty for violations by customers, suppliers, employees, or agents exists.

-- No relevant certificates of origin (for all purchases) or use (for all sales) are utilized.

    Much of Lucent's business is conducted overseas and is beyond the reach of U.S. law, but not beyond managerial control.

    A disturbing policy is found in Lucent's publication "Business Guideposts: A Personal Commitment": "Where local country laws contain mandatory requirements that differ from the provision from this code of conduct, such requirements prevail for employees working in those countries." In some countries, slave and forced labor is the law of the land. It sounds like Lucent accepts this.

    If you can imagine any convincing argument against having this proposed anti-slave labor policy, I can't. But somehow Lucent's board will devise something. Please do your own thinking and vote your own conscience.

                                COMPANY RESPONSE
        ----------------------------------------------------------------

    YOUR DIRECTORS RECOMMEND A VOTE AGAINST THIS PROPOSAL.

    Lucent already has adopted a policy against the use of forced labor in China, which is the primary human rights issue raised by Mr. Seidenberg's proposal. Lucent's policy applies to substantially all of our operations and suppliers in China. We believe that our policy is an appropriate response to the forced labor concerns raised by Mr. Seidenberg, and we do not see a need to adopt his policy statement.

    Our policy specifically states that Lucent China, its vendors and contractors "shall not use any forced labor -- prison, indentured, bonded or otherwise."

    The policy also states that Lucent China and its vendors and contractors:

- Cannot hire anyone under the age of 18 or any higher age specified by local law.

- Must pay at least the minimum wage or a prevailing industry wage, whichever is higher.

- Must provide all legally mandated benefits.

- Must comply with all legal requirements applicable to hours worked.

- Must have written health and safety guidelines that are consistent with applicable law.

- Must comply with environmental regulations.

    The policy also provides that Lucent China will have the right to conduct on-site inspections of its suppliers to verify compliance with the policy.

    While Lucent acknowledges and appreciates Mr. Seidenberg's concern for human rights, we believe our policy addresses the concerns in his proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS SHAREOWNER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREOWNERS OTHERWISE SPECIFY IN THEIR PROXIES.

                             EXECUTIVE COMPENSATION
           ----------------------------------------------------------

    THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION AND THE PERFORMANCE GRAPH SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

                          BOARD COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION
        ----------------------------------------------------------------

    This Report of the Compensation Committee covers the following topics:

- Role of the Corporate Governance and Compensation Committee

- Executive Compensation Guiding Principles

- Components of the Compensation Program

- Compensation of the Chief Executive Officer

ROLE OF THE CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE

    The Committee is made up of seven members of the Board of Directors who are not current or former employees of the company. We set the overall compensation principles of the company and review the entire compensation program at least once a year. We also review and establish the individual compensation levels for the members of the senior leadership team, including the Chairman and Chief Executive Officer. We have considered the advice of independent outside consultants in determining whether the amounts and types of compensation the company pays its officers are appropriate.

EXECUTIVE COMPENSATION GUIDING PRINCIPLES

    The goal of our compensation program is to attract, motivate and retain the highly talented individuals Lucent needs to be a market leader in a highly competitive industry. We developed the program with the company's leadership team to support the company's aggressive business strategy. The following principles guided the development of the program:

- COMPENSATION SHOULD BE RELATED TO PERFORMANCE.

      We believe that the better an individual performs, the higher the individual's compensation should be. We also believe that individual compensation should be tied to how well the company performs financially. That is, when the company's performance is better than our objectives, individuals should be paid more and when the company's performance does not meet our objectives, any award payment will be at the committee's discretion.

  - LUCENT EMPLOYEES SHOULD OWN LUCENT STOCK.

      We provide Lucent employees at all levels with a number of ways to become shareowners. We made stock option grants to broad segments of the employee population in October 1996 and in September 1998 and have a number of programs that are intended to increase stock ownership among employees. These programs include stock option plans under which we make discretionary stock option grants to employees worldwide, an employee stock purchase plan which enables employees to purchase Lucent stock at a discount through payroll deduction and 401(k) savings plans that allow employees to invest in company stock. Our goal is to encourage each employee to act like an owner of the business.

- INCENTIVE COMPENSATION SHOULD BE A GREATER PART OF TOTAL COMPENSATION FOR MORE SENIOR POSITIONS.

    The proportion of an individual's total compensation that depends on individual and company performance objectives should increase as the individual becomes more senior in the company. Approximately 86% percent of Mr. McGinn's total target pay opportunity in fiscal 1999 was at risk against short and long term performance goals.

- OTHER GOALS.

    As described below, our compensation program is designed to balance short and long term financial objectives, build shareowner value and reward individual, team and corporate performance.

    We review compensation survey data from several independent sources to ensure that our total compensation program is competitive. Companies selected are those with whom we compete for executive talent. We target executive compensation levels between the median and the 75(th) percentile of our comparison group. The company's competitors for executive talent are not necessarily the same companies that are included in the S&P Technology Sector Index used to compare shareowner returns (see Performance Graph, page 29) because the company requires skills from a more varied set of backgrounds.

    It is our goal to have as much compensation paid to the company's five most highly compensated officers as possible qualify as performance based compensation deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code. We have structured many of our compensation plans so that amounts paid under those plans will be deductible. However, some of the compensation we pay cannot be deducted. The compensation paid to those officers that Lucent cannot deduct includes the amount of an officer's salary and perquisites that exceeds $1 million and restricted stock grants. Based on the complexity of managing an enterprise as large and diverse as Lucent, the rapidly changing nature of our business and the amount at stake for our shareowners, we nevertheless feel it is appropriate to pay that compensation.

COMPONENTS OF THE COMPENSATION PROGRAM

    The four components of our compensation program are:

- Base Salary

- Short Term Bonus

- Long Term Incentives

- Special Equity Grants

    1. Base Salary

    We set base salaries for all officers at levels that are comparable to similar positions at companies with whom we compare for compensation purposes. While we conduct surveys annually, we usually adjust salaries only when our market surveys show a significant deviation. This is in line with our philosophy that compensation above competitive levels should come primarily from the variable portion of the compensation package.

    2. Short Term Incentives

    We designed the annual bonus component of incentive compensation to align officer pay with the short term (annual) performance of the company. In 1999, one half of the annual bonus opportunity was based on corporate earnings per share objectives. The other half of the annual bonus opportunity was tied to individual performance, as determined by the committee at the end of the year. When we evaluate performance, we consider factors such as leadership, customer focus, business knowledge, innovation, social responsibility and execution of Lucent's business strategy.

    3. Long Term Incentives: Stock Options and Three-Year Performance Awards

    We make annual grants of stock options to officers. These options have an exercise price equal to the fair market value of a share the day we grant the options. These options generally vest after three years of service and expire ten years from the date of the grant. We base target grants on a comparison to our selected sample group; however, grants to individuals are adjusted based on individual performance, retention and other special circumstances.

    In the past, we also granted long term performance awards to officers. Under these awards, officers receive cash payments based on the company's performance over a three-year period. We no longer grant long term performance awards, having replaced them as part of our compensation program with stock options.

    4. Special Equity Grants: Stock Options and Restricted Stock Units

    We believe that ownership of Lucent stock is a key element of our compensation program and that retention of our officer team is essential to Lucent's success both short and long term. From time to time, we make special equity grants to accomplish one or both of these objectives. Depending on the circumstances, a special equity grant may take the form of a stock option, restricted stock units or a combination of the two. These awards typically have longer vesting periods than annual awards.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    In fiscal 1999, the company's most highly compensated officer was Richard A. McGinn, Chairman of the Board and Chief Executive Officer. Each year, the Board of Directors agrees on a set of multi-year business and personal objectives with Mr. McGinn. At the end of the year, the committee reviews Mr. McGinn's performance against those objectives. This review includes a detailed analysis of the company's short and long term financial results as well as its progress towards its strategic objectives. In addition, we consider individual factors such as Mr. McGinn's leadership ability, community service activities, ability to execute Lucent's business strategy and the company's relationship with customers and the investment community.

    At our compensation targets, approximately 14% of Mr. McGinn's total annual compensation would have been base salary, 21% would have been short term incentive compensation and 65% would have been long term incentive compensation.

BASE SALARY:

    In fiscal 1999, we did not change Mr. McGinn's base salary of $1,100,000.

SHORT TERM INCENTIVES:

    For fiscal 1999, half of Mr. McGinn's regular annual bonus opportunity was based on each of the following:

- Corporate earnings per share objectives

- Individual objectives as determined by the committee

    When we assessed Mr. McGinn's performance and determined his short-term incentive award at the end of the year, we considered the following accomplishments:

- Revenues for the fiscal year grew 20%.

- Net income, excluding one-time events, increased 46%.

- Earnings per share, excluding one-time events, increased 42%.

- Revenues from international operations increased 47%.

- The company continued to grow faster than the market opportunity.

    Mr. McGinn has also improved the company's reputation with customers, suppliers, the financial community and employees. In addition, we considered the number of acquisitions the company has made and its progress towards successfully integrating the operations of the acquired companies. Based on this analysis and the company's earnings per share for fiscal 1999, we awarded
Mr. McGinn an annual bonus of $3,399,000, which was substantially above the target level.

    Mr. McGinn also received $1,730,636 from a supplemental award related to the three-year performance award granted in 1996. The original award was granted by AT&T before Lucent was spun off and did not include performance criteria. We granted the supplemental award, which vested in January 1999, to provide
Mr. McGinn and the other recipients an incentive to improve the company's financial performance, requiring that the company meet an earnings per share goal in fiscal 1998 before any payment would be made.

LONG TERM INCENTIVES:

    In fiscal 1999, we granted Mr. McGinn an option to purchase 400,000 shares of stock. This award was part of our annual grant program and vests on the third anniversary of the grant date. In addition, Mr. McGinn received a payout of $2,165,680 under a three-year performance award granted in 1997. This amount was above the target level because the company's performance substantially exceeded the objectives set when the award was made.

SPECIAL EQUITY GRANT:

    As an incentive for Mr. McGinn to continue providing the company with first-class leadership and to guide the company towards its goal of becoming the pre-eminent supplier of next-generation communications networks, we granted
Mr. McGinn an additional stock option in fiscal 1999 covering 1,000,000 shares. This option will vest only if Mr. McGinn stays with the company for five years from the grant date.

Franklin A. Thomas (Chairman)
Paul A. Allaire
Carla A. Hills
Drew Lewis
Paul H. O'Neill
Donald S. Perkins
John A. Young

                               PERFORMANCE GRAPH
           ----------------------------------------------------------

    The graph below provides an indicator of cumulative total shareowner returns for Lucent as compared with the S&P 500 Stock Index and the S&P Technology Sector Index weighted by market value at each measurement point.

    This graph covers the period of time beginning April 4, 1996, when Lucent's common shares were first traded on the New York Stock Exchange, through September 30, 1999.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

TOTAL RETURN (1)  LUCENT   S&P TECHNOLOGY SECTOR INDEX  S&P 500 STOCK INDEX
4/4/96            $100.00                      $100.00              $100.00
9/30/96           $150.39                      $116.61              $105.98
9/30/97           $267.74                      $189.39              $148.84
9/30/98           $456.95                      $214.40              $162.31
9/30/99           $857.42                      $374.69              $207.43

                       APRIL 4,   SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                         1996         1996            1997            1998            1999
                       --------   -------------   -------------   -------------   -------------
Lucent...............  $100.00       $150.39         $267.74         $456.95         $857.42
S&P Technology
  Sector Index.......  $100.00       $116.61         $189.39         $214.40         $374.69
S&P 500 Stock
  Index..............  $100.00       $105.98         $148.84         $162.31         $207.43

FOOTNOTES

(1) Assumes $100 invested on April 4, 1996, in Lucent stock, the S&P 500 Stock Index and S&P Technology Sector Index and reinvestment of dividends.

                           SUMMARY COMPENSATION TABLE

                                                            ANNUAL COMPENSATION(2)              LONG TERM COMPENSATION(2)
                                                                                                         AWARDS
                                                                                     OTHER
                                                                                    ANNUAL     RESTRICTED        SECURITIES
                                                                                    COMPEN-      STOCK           UNDERLYING
              NAME AND                             SALARY           BONUS           SATION      AWARD(S)          OPTIONS
        PRINCIPAL POSITION(1)           YEAR         ($)            (3)($)          (4)($)      (5A)($)             (#)

Richard A. McGinn                        1999     1,100,000        5,129,636        157,323        --            1,400,000(5b)
  Chairman of the Board and              1998     1,100,000       11,861,652(7)     120,914     8,606,260(5c)    1,100,000(5c)
  Chief Executive Officer                1997       856,250        1,469,773        138,055    10,023,125(5d)    1,938,000(5d)

Daniel C. Stanzione                      1999       775,000        3,069,334        104,043        --              260,000
  Executive Vice President,              1998       764,584        2,376,150         88,844     4,311,736(5c)      500,000(5c)
  Chief Operating Officer and            1997       604,167          953,388        152,013     5,009,375(5d)    1,228,800(5d)
  President--Bell Labs

Ben Verwaayen(8)                         1999       700,000        1,936,570         23,126        --              200,000
  Executive Vice President and           1998       691,667        2,729,554         90,698     2,840,066(5c)      440,000(5c)
  Chief Operating Officer                1997        50,000          390,646          --        6,917,870(5e)    1,026,000

Donald K. Peterson                       1999       600,000        1,625,329         61,050        --              140,000(5c)
  Executive Vice President and           1998       584,583        1,473,000         28,674     2,840,066(5c)      400,000
  Chief Financial Officer                1997       408,750          452,221         55,173     4,007,500(5d)      911,600(5d)

Patricia F. Russo                        1999       525,000        1,457,806        116,795        --              300,000(5b)
  Executive Vice President--             1998       514,583        1,288,875         93,976     2,840,066(5c)      400,000(5c)
  Strategy, Business Development and     1997       379,166          408,634        128,342     4,007,500(5d)      899,200(5d)
  Corporate Operations

                                        PAYOUTS
                                                     ALL
                                                    OTHER
                                         LTIP      COMPEN-
              NAME AND                  PAYOUTS    SATION
        PRINCIPAL POSITION(1)             ($)      (6)($)
Richard A. McGinn                      2,165,680    23,077
  Chairman of the Board and               --        23,153
  Chief Executive Officer                558,103    42,101
Daniel C. Stanzione                    1,478,800    58,256
  Executive Vice President,               --        38,196
  Chief Operating Officer and            178,545    34,899
  President--Bell Labs
Ben Verwaayen(8)                         900,000    53,814
  Executive Vice President and            --       420,296
  Chief Operating Officer                 --         --
Donald K. Peterson                       675,540   108,015
  Executive Vice President and            --        61,134
  Chief Financial Officer                158,731    54,651
Patricia F. Russo                        587,540    36,977
  Executive Vice President--              --        23,978
  Strategy, Business Development and     178,545    20,446
  Corporate Operations


                     Explanatory footnotes begin on page 31

FOOTNOTES

(1) Includes those who in fiscal 1999 were the Chief Executive Officer or one of the four other most highly compensated executive officers as measured by salary and bonus. The positions shown are the principal positions held during fiscal 1999.

(2) Compensation deferred at the election of a named officer is included in the category (e.g., bonus or LTIP payouts) and year in which it would have otherwise been reported had it not been deferred. All share amounts have been adjusted to reflect Lucent's 2-for-1 stock splits in 1999 and 1998. Because Lucent's fiscal year end changed in 1996, bonus amounts shown for 1997 are for a nine-month period.

(3) The bonus amounts shown for 1999 include the regular annual bonus as well as additional amounts paid as short term awards and which were earned with respect to the 1996-1998 cycle long term incentive plan awards. The 1996-1998 awards were granted by AT&T before Lucent was spun off from AT&T, did not have performance criteria and were reported as restricted stock grants in 1996. The additional amounts resulted from a supplemental award made by Lucent in fiscal 1998 to provide the recipients with an incentive to improve the company's financial performance. The annual bonuses in 1999 were $3,399,000 for Mr. McGinn; $1,822,800 for Mr. Stanzione; $1,604,400 for Mr.
    Verwaayen; $1,086,000 for Mr. Peterson and $950,250 for Mrs. Russo.

(4) Includes (a) payments of above-market interest on deferred compensation,
    (b) certain dividend equivalents, (c) tax reimbursement payments and (d) certain fringe benefits. In 1999, Mr. McGinn had personal use of company aircraft valued at $44,463 and received financial counseling services valued at $39,871; and in 1998 Mr. McGinn had personal use of Company aircraft valued at $37,063 and he received a $16,800 car allowance. In 1998 Mr. Verwaayen had personal use of company aircraft valued at $26,934 and he received a $16,800 car allowance. In 1999, Mr. Peterson received a $16,800 car allowance.

(5) (a) Dividend equivalents are paid in cash on all restricted stock units. Based on the closing price of Lucent stock on the New York Stock Exchange on September 30, 1999, the aggregate number and value of all restricted stock unit holdings on such date were 1,316,400 shares and $85,401,450 for Mr. McGinn; 658,400 shares and $42,713,700 for Mr. Stanzione; 472,000 shares and $30,621,000 for Mr. Verwaayen; 498,400 shares and $32,333,700 for
    Mr. Peterson and 563,848 shares and $36,579,639 for Mrs. Russo.

   (b) The amounts shown include special stock option awards as well as annual stock option awards. The special stock option awards vest five years after the grant date. For further details on these stock options, see the "Option Grants in Last Fiscal Year" table on page 32.

   (c) The amounts shown include special stock option and restricted stock unit awards made to recognize the recipient's responsibilities following a restructuring in fiscal 1998 as well as annual stock option awards. The special awards vest six years after the grant date.

   (d) The amounts shown include special stock option and restricted stock unit awards as well as annual stock option awards. The special awards were made at the time Lucent was spun off from AT&T. The vesting of the special stock option awards was accelerated from six years to three years because stock price targets have been met. The vesting of the special restricted stock unit awards has been accelerated because the company met financial targets specified in the awards. One third of these awards will vest in each of 2000, 2001 and 2002.

   (e) At the time he joined the company, Mr. Verwaayen received 3,832 restricted stock units ($74,604 of the amount shown) which were paid in 1998, 11,500 restricted stock units ($223,891 of the amount shown) which were paid in 1999 and 340,000 restricted stock units ($6,619,375 of the amount shown) which will vest in 2002.

(6) The amounts shown for 1999 include (a) company contributions to savings plans ($4,800 for Mr. McGinn, $5,488 for Mr. Stanzione, $6,024 for Mr. Peterson and $5,998 for Mrs. Russo); (b) the dollar value of the benefit or premiums paid for split-dollar life insurance policies (unrelated to term life insurance coverage) projected on an actuarial basis ($18,277 for Mr. McGinn, $9,900 for Mr. Stanzione, $53,814 for Mr. Verwaayen, $68,943 for
    Mr. Peterson and $5,519 for Mrs. Russo); and (c) payments equal to lost company savings plan matching contributions resulting from tax code limitations ($42,868 for Mr. Stanzione, $33,048 for Mr. Peterson and $25,460 for Mrs. Russo).

(7) Mr. McGinn's 1998 bonus includes a regular annual bonus of $4,417,652, and a special one-time bonus payment of $7,444,000 in recognition of the company's and Mr. McGinn's outstanding performance.

(8) The amounts shown under "Bonus" for Mr. Verwaayen include a hiring bonus, of which $667,354 is included in 1998 and $330,000 is included in 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                    INDIVIDUAL GRANTS(1)
                               ---------------------------------------------------------------
                               NUMBER OF     % OF TOTAL
                                 SHARES      OPTIONS                                 GRANT
                               UNDERLYING    GRANTED TO                               DATE
                                OPTIONS      EMPLOYEES     EXERCISE                 PRESENT
                                GRANTED      IN FISCAL      PRICE     EXPIRATION   VALUE (2)
NAME                              (#)         YEAR         ($/SH)       DATE          ($)
-----------------------------   ---------        ---       -------     -------     ----------
Richard A. McGinn                 400,000        0.8       29.3594     10/4/08      4,056,000(3)
                                1,000,000        1.9       29.3594     10/4/08     11,180,000(4)
Daniel C. Stanzione               260,000        0.5       29.3594     10/4/08      2,636,400(3)
Ben Verwaayen                     200,000        0.4       29.3594     10/4/08      2,028,000(3)
Donald K. Peterson                140,000        0.3       29.3594     10/4/08      1,419,600(3)
Patricia F. Russo                 140,000        0.3       29.3594     10/4/08      1,419,600(3)
                                  160,000        0.3       29.3594     10/4/08      1,788,800(4)

FOOTNOTES

(1) All share and per share amounts have been adjusted to reflect the company's April 1999 2-for-1 stock split.

(2) In accordance with Securities and Exchange Commission rules, we have used the Black-Scholes option pricing model to estimate the grant date present value of the options set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The real value of the options in this table depends upon the actual changes in the market price of Lucent's common stock during the applicable period.

(3) This option vests three years from the grant date. We made the following assumptions when calculating the grant date present value: the option will be exercised after five years, volatility of 32%, annual dividend yield of .27% and an interest rate of 4.14%.

(4) This option vests after five years. We made the following assumptions when calculating the grant date present value: the option will be exercised after six years, volatility of 32%, annual dividend yield of .27% and an interest rate of 4.17%.

                      AGGREGATED OPTION EXERCISES IN LAST
                     FISCAL YEAR AND FISCAL YEAR-END VALUES

                                                           NUMBER OF
                                                          SECURITIES
                                                          UNDERLYING              VALUE OF
                                                          UNEXERCISED           IN-THE-MONEY
                                                       OPTIONS AT FISCAL      OPTIONS AT FISCAL
                                                         YEAR END (#)           YEAR END ($)
                          SHARES                       -----------------      -----------------
                         ACQUIRED          VALUE         EXERCISABLE/           EXERCISABLE/
NAME                  ON EXERCISE (#)   REALIZED ($)     UNEXERCISABLE          UNEXERCISABLE
----                  ---------------   ------------   -----------------      -----------------
Richard A. McGinn          --               --               434,584              23,017,750
                                                           4,438,000             195,233,003
Daniel C. Stanzione        --               --             1,174,072              60,072,905
                                                           1,988,800              93,965,414
Ben Verwaayen              --               --              --                      --
                                                           1,666,000              70,524,041
Donald K. Peterson          15,000          825,041          139,870               7,261,721
                                                           1,451,600              69,235,832
Patricia F. Russo          --               --              --                      --
                                                           1,894,220              89,084,737

PENSION PLANS

    Lucent has a non-contributory pension plan which covers most management employees, including its executive officers. Pensions provided under this plan are computed on an adjusted career average pay basis. A participant's adjusted career average pay is equal to 1.4% of the sum of the individual's (a) average annual pay for the five years ending December 31, 1998 (excluding the annual bonus award paid in December 1997), times the number of years of service prior to January 1, 1999, (b) pay subsequent to December 31, 1998, and (c) annual bonus award paid in December 1997.

    Average annual pay includes base salary and annual bonus awards. However, federal laws place limitations on compensation amounts that may be included under this plan. In 1999, up to $160,000 in eligible base salary and annual bonus could be included in the calculation under this plan. For Messrs. McGinn, Stanzione, Verwaayen and Peterson and Mrs. Russo, as well as other executive officers, only base salary is taken into account in the formula used to compute pensions under this plan.

    The normal retirement age under this plan is 65; however, employees who are at least age 50 with at least 15 years of service can retire with reduced benefits. If an employee's age (which must be at least 50) plus service, when added together, is equal to or greater than 75, the employee may retire with unreduced pension benefits. A reduction equal to 3% is made for each year age plus service is less than 75.

    Compensation and benefit amounts which exceed the applicable federal limitations, as well as pension amounts related to annual bonus awards payable to executive officers, will be paid under the company's supplemental pension plan. This plan is a noncontributory plan and uses the same adjusted career average pay formula and eligibility rules as the management pension plan. The company pays all benefits under this plan from its general assets.

    The supplemental pension plan also provides executive officers with minimum pensions. Eligible retired executive officers and surviving spouses may receive an annual minimum pension equal to 15% of the sum of final base salary plus annual bonus awards. This minimum pension will be offset by pensions under the management and supplemental pension plans.

    In addition to the benefits described above, Mr. Peterson is entitled to a supplemental pension benefit under the supplemental pension plan. This benefit is available to certain management employees who were hired at age 35 or over at specified levels and who terminate with at least five years service at such level. The plan provides additional pension credits equal to the difference between age 35 and the maximum possible years of service attainable at age 65, but not to exceed actual net credited service, at one-half the rate in the management pension plan.

    Pensions under the management and supplemental pension plans are not subject to reductions for social security benefits or other offset amounts. If
Messrs. McGinn, Stanzione and Peterson and Mrs. Russo continue in their current positions and retire at the normal retirement age of 65, the estimated annual pensions payable to them under the management and supplemental pension plans would be $1,632,000, $897,000, $682,000 and $695,000, respectively. These amounts are straight-life annuity amounts. Other optional forms of payment, which provide for actuarially reduced pensions, are available.

    Mr. Verwaayen is entitled to a pension benefit intended to provide him, after taking into account all other pension benefits, with an annual pension equal to one half of his average salary and annual bonus for the three years preceding his leaving the company. If Mr. Verwaayen leaves the company before reaching age 60, payments under this arrangement will not begin until Mr. Verwaayen reaches age 60 and the amount of the payments will generally be reduced unless the reason is his death or disability or a company-initiated termination other than for cause. Assuming retirement at age 60, Mr. Verwaayen would receive an estimated annual pension (before reduction for any other pension to which he may be entitled) of $1,541,400 under this arrangement.

    Certain of the company's non-qualified executive benefit plans will be supported by a benefits protection grantor trust, the assets of which are subject to the claims of the company's creditors. In the event of a Change in Control or Potential Change in Control of the company (as such terms are defined in the applicable plans), certain additional funds might be required to be contributed to such trust to support benefits under such plans.

EXECUTIVE EMPLOYMENT
AGREEMENTS AND OTHER RELATIONSHIPS

    MR. VERWAAYEN. Lucent hired Mr. Verwaayen in 1997 to lead the company's efforts to expand its business outside the United States. Before coming to Lucent, Mr. Verwaayen was president of PTT Telecom, the national telecommunications carrier of the Netherlands, and chairman of Unisource, a pan-European telecommunications company providing services to businesses and consumers. In order to persuade Mr. Verwaayen to leave those positions and join Lucent, we entered into an employment agreement with Mr. Verwaayen.

    The agreement has a three year term and provides that Lucent will pay
Mr. Verwaayen a salary of at least $600,000 a year and a minimum target bonus each year (assuming the bonus program for officers generally does not change) equal to 80% of his base salary for the year.

    In order to encourage Mr. Verwaayen to join Lucent and to compensate him for certain forfeitures he would experience by joining Lucent, the company provided Mr. Verwaayen with a hiring bonus that included, among other things, the following awards:

- An option to purchase 900,000 shares. One half of the option vests in 2000; an additional 25% of the option vests in each of 2001 and 2002.

- 340,000 restricted stock units that will vest in 2002.

    The company also guaranteed a portion of a loan provided by EAB Mortgage Company, Inc. to Mr. Verwaayen. The principal amount of the loan is due in 2027 or, if sooner, no later than 180 days after

Mr. Verwaayen's employment with the company terminates. The largest amount guaranteed by the company since October 1, 1998 under this arrangement was $1.5 million. Mr. Verwaayen and Lucent have entered into an indemnity agreement under which Mr. Verwaayen has agreed to reimburse the company for any amounts it pays pursuant to the guarantee.

    The agreement also provides Mr. Verwaayen with a customized pension described above under "Pension Plans" and a gross-up payment if he is subject to taxes outside the U.S. at a higher rate than in the U.S.

    The agreement also provides for Mr. Verwaayen to receive severance benefits in the event that the company terminates his employment during the term of the agreement other than for cause or if Mr. Verwaayen resigns following certain adverse changes in the terms of his compensation or job responsibilities. These benefits would be calculated based on Mr. Verwaayen's then annual base salary and target annual incentive bonus or, if greater, 80% of his annual base salary, and include:

- If the termination occurs before September 1, 2000, the amount Mr. Verwaayen would have received as base salary and annual incentive bonus from the termination date through September 2002.

- If the termination occurs on or after September 1, 2000, and before September 1, 2007, an amount equal to twice Mr. Verwaayen's base salary and annual incentive bonus.

    In addition, if Mr. Verwaayen's employment with the company terminates because of his death or disability, or if the company terminates his employment other than for cause, prior to the tenth anniversary of the agreement, then all unexercised stock options and unvested restricted stock units included in his hiring bonus and unvested stock options granted pursuant to regular annual grants will vest, and all undistributed performance awards that are at least six months old (and all undistributed performance awards in the event of Mr. Verwaayen's death or disability) will be paid out at the end of the performance period without proration. Similar provisions apply in the event
Mr. Verwaayen resigns following certain adverse changes in the terms of his compensation or job responsibilities.

    The agreement contains a non-competition provision under which Mr. Verwaayen agrees not to engage in certain activities on behalf of named competitors of the company while he is employed by the company and for a period of one year following his termination of employment for any reason.

    MR. PETERSON. The employment agreement entered into by Mr. Peterson and AT&T in 1995 required the company to establish a special deferred compensation account in the amount of $190,000. Interest is compounded as of the end of each calendar quarter for as long as any sums remain in the account, and the quarterly rate of interest applied at the end of any calendar quarter is one-quarter of the average 30-year Treasury Note rate for the previous quarter. The amounts credited to the account vested in October 1999 and will be paid out following Mr. Peterson's termination of employment with the company.

    MR. SCHACHT. Mr. Schacht and the company entered into a consulting agreement following his retirement as Chairman of the Board of Directors in 1998. The agreement expired in February 1999 and was not renewed. Under the agreement, Mr. Schacht served as chairman of the board of Lucent's in-house venture capital fund and helped the company develop business opportunities in India and Russia. In fiscal 1999, Mr. Schacht received payments and benefits valued at $175,000 under the agreement.

    At the date this proxy statement went to press, a privately-held business of which Mr. Schacht holds 80% of the equity interest and of which his son is the controlling shareowner was planning to purchase from Lucent call center equipment and consulting services for a total of approximately $800,000. Lucent believes that the transaction was being conducted at arm's-length and on terms typically offered to unaffiliated customers of Lucent.

                                 OTHER MATTERS

    Whether or not you plan to attend the meeting, please vote over the Internet or by telephone or mark, sign, date and promptly return the proxy card sent to you in the envelope provided. No postage is required for mailing in the United States.

                                  Richard A. McGinn
                                  Chairman of the Board and
                                  Chief Executive Officer
December 21, 1999

                                ADMISSION TICKET
                         ANNUAL MEETING OF SHAREOWNERS
                     FEBRUARY 16, 2000 9:00 a.m. P.S.T.
                      OAKLAND MARRIOTT CITY CENTER
                       OAKLAND, CALIFORNIA 94607


DIRECTIONS:

1) FROM SAN FRANCISCO AREA
   (ROUTE 101)
   Take Route 101 North or South
   to Bay Bridge. Merge to I-80.
   Take Route 580 East off the bridge
   to Route 980 South. Take 11th/12th       [Map to Oakland Marriott City Center
   Street exit. Proceed 1 block,                    appears here]
   turn left onto 11th Street. Proceed
   5 blocks to the Oakland Marriott
   City Center. Entrance will be on
   your right.

2) FROM OAKLAND AREA
   (ROUTE 880)
   Take Route 880 North to Broadway.
   Turn right on Broadway.
   Proceed 3 blocks; turn left onto
   10th Street. Make right turn
   around the block to hotel entrance.

--------------------------------------------------------------------------------
PROXY CARD                                                                [LOGO]
----------------------------------------
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Richard A. McGinn, Donald K. Peterson and Richard J. Rawson, or any of them as proxies, with full power of substitution, to vote as directed all shares of common stock of Lucent Technologies Inc. the undersigned is entitled to vote at the 2000 Annual Meeting of Shareowners of Lucent Technologies Inc. to be held February 16, 2000. This proxy card also provides voting instructions for Shares held in BUYDIRECT-SM- and, if registrations are identical, shares held in the various employee stock purchase and benefit plans as described in the proxy statement. THIS PROXY AUTHORIZE(S) EACH OF THE PERSONS NAMED ABOVE TO VOTE AT HIS OR HER DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. IF THIS CARD CONTAINS NO SPECIFIC VOTING INSTRUCTIONS, MY (OUR) SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

                    (Continued, and to be signed and dated on the reverse side.)


                                                        LUCENT TECHNOLOGIES INC.
                                                        P.O. BOX 1162
COMMENTS:                                               NEWARK, NJ 07101-9664
If you have written in the above space, please mark the comments notification box on the reverse side.

                             YOUR VOTE IS IMPORTANT
                          VOTE BY INTERNET / TELEPHONE
                         24 HOURS A DAY, 7 DAYS A WEEK

                                                                       [GRAPHIC]

            INTERNET                            TELEPHONE                            MAIL
            --------                            ---------                            ----
HTTP://PROXY.SHAREHOLDER.COM/LU               1-800-480-0407

- Go to the website address          - Use any touch-tone telephone.   - Mark, sign and date your proxy
  listed above.                                                          card.

- Have your proxy card ready.        - Have your proxy card ready.     - Detach your proxy card.

- Enter your control number    OR    - Enter your control number   OR  - Return your proxy card in
  located in the box below.    --      located in the box below.   --    postage-paid envelope
                                                                         provided.

- Follow the simple instructions     - Follow the simple recorded
  that appear on your computer         instructions.
  screen.

                                            Your Internet or Telephone Vote
                                            Authorizes the Named Proxies to
                                            Vote Your Shares in the Same Manner
                                            as if You Marked, Signed and
                                            Returned Your Proxy Card.

                                                       1-800-480-0407

                                                   CALL TOLL-FREE TO VOTE

                                               --------------------------------
                                              /                                /
                                              /                                /
                                              /                                /
                                              /         CONTROL NUMBER         /
                                              / FOR INTERNET/TELEPHONE VOTING  /
                                               --------------------------------


THE INTERNET AND TELEPHONE VOTING FACILITIES WILL CLOSE AT 12:01 A.M. E.S.T. ON FEBRUARY 16, 2000.

                                                 PLEASE DETACH PROXY CARD HERE.

/ /                                                               **Proxy Card**

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND
PROPOSAL 2 AND A VOTE "AGAINST" PROPOSALS 3, 4 AND 5.

1. ELECTION OF DIRECTOR--The Board of Directors recommends a vote "FOR" Carla A. Hills:

         / /  FOR         / /  WITHHOLD AUTHORITY

2. DIRECTORS' PROPOSAL--To Approve an Amendment to the Certificate of Incorporation to Increase Authorized Common Stock.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

3.  SHAREOWNER PROPOSAL--Evelyn Y. Davis
    Eliminate Classified Board

            / /  FOR            / /  AGAINST            / /  ABSTAIN

4. SHAREOWNER PROPOSAL--General Pension Board of the United Methodist Church
    Adopt Different Confidential Voting Policy

            / /  FOR            / /  AGAINST            / /  ABSTAIN

5.  SHAREOWNER PROPOSAL--Mark Seidenberg
    Adopt Different Anti-Slave Labor Policy

            / /  FOR            / /  AGAINST            / /  ABSTAIN




/ /  I have included comments, or
     a change of address.


/ /  I do not wish to receive
     future Annual Reports
     for this account.


/ /  I plan to attend the annual
     meeting.

/ /  I agree to access future
     proxy statements and annual
     reports electronically.


                                      Please sign exactly as name or names
                                      appear on this proxy. When signing as
                                      attorney, executor, administrator,
                                      trustee, custodian, guardian or
                                      corporation officer, give full title. If more than one trustee, all should sign.

                                      Dated:____________________________________


                                      __________________________________________
                                               Signature of Shareowner

                                      __________________________________________
                                               Signature of Shareowner


                               _________________________________________________
                               Votes MUST be indicated (x) in Black or Blue ink.

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.